UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 22, 2016

 GALENA BIOPHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Crow Canyon Place, Suite 380, San Ramon, CA 94583 (855) 855-4253
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (855) 855-4253

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 22, 2016, Galena Biopharma, Inc. (the “Company”) received a notice (the “Notice”) from The Nasdaq Stock Market (“Nasdaq”) stating that the closing bid price for the Company’s common stock had been below $1.00 per share for the previous 30 consecutive business days, and that the Company is therefore not in compliance with the requirements for continued inclusion on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has 180 calendar days, or until August 22, 2016, to regain compliance with this minimum bid price requirement. The Notice has no immediate effect on the Nasdaq listing or trading of the Company’s common stock.

The Company can regain compliance with the $1 minimum bid listing requirements of the Nasdaq Capital Market if the closing bid price of the Company’s common stock is $1.00 per share or higher for a minimum of ten consecutive business days during this initial 180-day compliance period. If compliance is not achieved by August 22, 2016, the Company expects that Nasdaq would provide written notification to the Company that its securities are subject to delisting. The Company will continue to monitor the closing bid price for its common stock and consider its available options to regain compliance with the Nasdaq minimum bid requirements, which may include applying for an extension of the compliance period or appealing to a Nasdaq Hearings Panel.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain
Officers

Appointment of Officer

On February 23, 2016, John T. Burns, Controller, was appointed as the principal accounting officer of the Company. Mr. Burns, age 30, has served as Controller since June 2015 and worked in various financial roles with the Company of increasing responsibility since May 2013. Previously he worked for Pixelworks, Inc. and Moss Adams LLP. Mr. Burns received a B.S.M. in Finance and Master of Accounting from Tulane University. He is an active Certified Public Accountant.

On February 23, 2016, the Compensation Committee (the "Committee") of the Board of Directors (“Board”) granted Mr. Burns 75,000 stock options, which will vest in equal quarterly installments over four years.

Board Compensation

On February 24, 2016, the Compensation Committee recommended and the Board approved, upon recommendation from an independent compensation consultant engaged by the Compensation Committee, a new compensation policy for non-employee directors of the Company effective following the annual shareholder meeting in June 2016. In determining and approving the new compensation plan, the Compensation Committee considered general industry and industry peer group compensation information and recommendations provided by the Compensation Committee's independent compensation consultant.

Under the new compensation plan, the board will receive the following annual cash retainers for their board and committee positions instead of an annual cash retainer for their board and committee positions as well as a per meeting fee for each Board and committee meeting attended. Under the new compensation plan, directors would only receive per meeting fees in the same cash amounts under the former meeting fee policy in the event there were more than 10 meetings per year for the Board and each committee. In addition, the Board members who remain on the Board after the annual election will be awarded stock option grants of 100,000 stock options as of the date of the annual meeting and which vest in equal amounts over one year. Further, any new director will receive an initial award of 200,000 stock options as of the date of appointment by the Board or election by the shareholders at the annual meeting, which vest in equal amounts over one year.

Board Member Compensation: Annual Retainer - $45,000; Additional Non-Executive Chairman Retainer - $40,000.

Committees - Annual Cash Retainer for Chair: Audit - $20,000; Compensation - $15,000; Nominating/Governance - $10,000; and Strategy $10,000.

Committee Member Annual Retainer: Audit - $10,000; Compensation - $7,500; Nominating/Governance $5,000; and Strategy $5,000.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GALENA BIOPHARMA, INC.

Date:	February 25, 2016	By:	/s/ Mark W. Schwartz
Mark W. Schwartz Ph.D. President and Chief Executive Officer